U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*:

John                             Jason
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   (Last)                            (First)              (Middle)

8 - 1545 West 14th Avenue
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                                    (Street)

Vancouver                  B.C.             V2J 1J5
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol:


Amnis Systems Inc., Trading Symbol:  "AMNM"

________________________________________________________________________________
3.   I.R.S. Identification Number or Reporting Person, if an entity (Voluntary)


N/A

________________________________________________________________________________
4.   Statement for Month/Year


12/00

________________________________________________________________________________
5.   If Amendment, Date of Original (Mo/Yr)


N/A

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer:
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     President, C.F.O., C.E.O. and Secretary

________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (Check Applicable Line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                                6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                                 Disposed of (D)                 Securities     Form:     7.
                                                                 (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                2.                  3.           -----------------------------   Owned at End   (D) or    Indirect
1.                              Transaction         Transaction                  (A)             of Year        Indirect  Beneficial
Title of Security               Date                Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                      (Month/Day/year)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Shares                         --             --              --          --     --       19,740,000     D         N/A
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
*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Nil
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

Explanation of Responses:



**     Intentional  misstatements  or omissions of facts  constitute  Federal               April 2, 2001
       Criminal Violations.                                                            -----------------------
                                                                                                Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:  File three copies of this form, one of which must be manually  signed.
       If space Provided is insufficient, see Instruction 6 for procedure.                         /s/ Jason John
                                                                                       ---------------------------------------------
                                                                                       **Signature of Reporting Person -- Jason John


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